Exhibit 99.1

7733 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com

Belden Announces Acquisition of PPC for $515.7 Million

and Reaffirms Fourth Quarter and Full Year 2012 Revenue and EPS Guidance

St. Louis, Missouri – December 11, 2012 - Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission-critical applications, today announced it has acquired privately held PPC, a leading provider of broadband connectivity solutions headquartered in Syracuse, New York, for $515.7 million. A full discussion, including strategic rationale and potential impact to 2013 results, will be provided during Belden’s Investor Day event, being held today at 1:00 p.m. ET. A live webcast and replay of the entire event can be accessed at http://investor.belden.com.

Highlights

•	Combined company will be a leader in broadband connectivity;

•	The acquisition significantly enhances Belden’s Broadcast Solutions platform and increases exposure to attractive end markets;

•	With operating margins above 22%, this transaction is accretive to Belden’s consolidated operating results; and

•	Accretive to adjusted earnings per share in 2013 by $0.54.

PPC, with 2012 revenues of approximately $238 million, is a leading manufacturer and developer of advanced connectivity technologies for the broadband service provider market. PPC has a long history of innovation and an industry leading portfolio of products, supported by a talented team, and strong customer relationships.

“This acquisition is a wonderful example of our business transformation and highlights our strategic focus on building global business platforms with strong financial attributes, serving attractive end markets,” said John Stroup, President and CEO of Belden. “PPC provides innovative products that enable our customers to profitably grow their business by delivering higher bandwidth and enhanced services, with fewer service calls. Belden and PPC will provide unique end-to-end solutions for these customers, and I am excited about the opportunity ahead of us.”

Additionally, the Company will reiterate its current EPS guidance for the fourth quarter and full year ending December 31, 2012 during its regularly scheduled Investor Day event beginning at 1:00 p.m. ET today. The Company expects revenue to be $500 to $510 million for the fourth quarter and $1.94 to $1.95 billion for the full year ending December 31. The Company also expects adjusted income from continuing operations per diluted share to be $0.72 to $0.77 for the fourth quarter and $3.00 to $3.05 for the full year ending December 31.

In addition, the Company will communicate full year 2013 guidance.

Belden Announces Acquisition of PPC for $515.7 Million

Non-GAAP Financial Information

Adjusted results are non-GAAP measures that reflect certain adjustments the Company makes to provide insight into operating results. These results exclude certain items, including asset impairments, purchase accounting effects related to acquisitions, revenue and cost of sales deferrals, severance and other restructuring costs, gains (losses) recognized on the disposal of tangible assets, amortization of intangible assets, gains (losses) on debt extinguishment, and other costs.

Forward-Looking Statements

Statements in this release other than historical facts are “forward looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Forward looking statements include any statements regarding future revenues, costs and expenses, operating income, earnings per share, margins, cash flows, dividends, and capital expenditures. These forward looking statements are based on forecasts and projections about the markets and industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. Changes in the global economy may impact the Company’s results. Turbulence in financial markets may increase the Company’s borrowing costs. Additional factors that may cause actual results to differ from the Company’s expectations include: the Company’s reliance on key distributors in marketing products; the Company’s ability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); changes in the level of economic activity in the Company’s major geographic markets; difficulties in realigning manufacturing capacity and capabilities among the Company’s global manufacturing facilities; the competitiveness of the global cable, connectivity and networking industries; variability in the Company’s quarterly and annual effective tax rates; changes in accounting rules and interpretation of these rules which may affect the Company’s reported earnings; changes in currency exchange rates and political and economic uncertainties in the countries where the Company conducts business; demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, electronic components, and other materials; energy costs; the Company’s ability to achieve acquisition performance expectations and to integrate acquired businesses successfully; the ability of the Company to develop and introduce new products; the Company having to recognize charges that would reduce income as a result of impairing goodwill and other intangible assets; security risks and the potential for business interruption from operating in volatile countries; disruptions or failures of the Company’s (or the Company’s suppliers or customers) systems or operations in the event of a major earthquake, weather event, cyber-attack, terrorist attack, or other catastrophic event that could cause delays in completing sales, providing services, or performing other mission-critical functions; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise.

Belden Announces Acquisition of PPC for $515.7 Million

About Belden

St. Louis-based Belden Inc. designs, manufactures, and sells connectivity solutions for markets including industrial, enterprise, and broadcast. It has approximately 7,400 employees, and has manufacturing capabilities in North America, South America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.

Contact:

For Belden media inquiries, please contact:

Eric Ehlers, Director, Outbound Marketing

314-854-8045

Eric.Ehlers@Belden.com

For Belden investor inquiries, please contact:

Matt Tractenberg, Director, Investor Relations

314-854-8089

Matthew.Tractenberg@Belden.com